
MNP Petroleum Corporation (USA)
100 %
DWM Energy AG (Switzerland)
100 %
DWM Petroleum AG (Switzerland)
100 %
Manas Management Service Ltd. (Bahamans)
90 %
CJSC Somon Oil Company (Tajikistan)
100 %
TF Petroleum AG (Switzerland)
74 %
Gobi Energy Partners GmbH (Switzerland)
65 %
EPA.at
(Austria)
100 %
Gobi Energy Partners LLC (Mongolia)
57.42 %
Petroleum Sugd (Tajikistan)